Exhibit 99.1

Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph (212) 370-4500 or
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

New Generation Biofuels Holdings, Inc. Announces Key Organizational Changes

Columbia, Maryland – May 11, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced the following organizational changes that are effective immediately:

•	Director John Mack has been named as non-executive Chairman of the Board of the Company replacing Lee Rosen.

•	Mr. Rosen has resigned his position as the Company’s Chairman of the Board and Director effective May 7, 2010. Mr. Rosen is stepping down to spend more time with his family.

•	David Goebel, the Company’s Chief Operating Officer has been appointed as a non-independent Director by the Board of Directors.

•	As previously announced, Dane R. Saglio was appointed as the Company’s Chief Financial Officer in March 2010.

John Mack has served as a Director since February 2007 and currently serves as our Audit Committee Chairman. Mr. Mack has over 30 years of international banking, financial business management and mergers and acquisitions experience.  For more than twenty-five years Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including twelve years as Corporate Treasurer.

“This was an extremely difficult decision for me both because of my love for the company I founded and the tremendous pride that I have in what we have built – a technology company that has developed a renewable biofuel that significantly reduces NOx, SOx and carbon emissions,” said Mr. Rosen.  “I believe that the Company is now well positioned, as they have the right people in the key jobs and are working diligently to complete a major transformational deal with Milestone Biofuels Limited out of China. I feel that this is the right time for me to step aside and focus on my family. I leave the company in the very capable and qualified hands of the board and management team.”

“The Board of Directors and I would like to thank Lee for his hard work and dedication to New Generation Biofuels,” said Cary J. Claiborne – President and CEO of New Generation Biofuels.  “Lee has been a driving force in bringing a unique and innovative technology for the production of renewable biofuel to the marketplace. I will miss his unyielding optimism and enthusiasm for the company and our future prospects.”

Dave Goebel has served as the Company’s Chief Operating Officer since July 2009. Mr. Goebel previously served as Vice President of Global Sourcing and Supply Chain since September 2007.  “Dave Goebel is a great addition to our Board,” said Cary J. Claiborne, President and CEO. “He brings a wealth of knowledge and experience from his over twenty-five years of managing large multi-faceted organizations at companies like ExxonMobil and MeadWestvaco, as well as a deep understanding of NGBF’s business, products and challenges through his role of Chief Operating Officer.”

Dane Saglio joined the Company in March 2010 as Chief Financial Officer. Prior to forming his own consulting firm, Mr. Saglio had previously served as the Chief Financial Officer of EntreMed, Inc, a publicly traded biotech company. “Dane has already proven to be a very valuable addition to our management team. His extensive knowledge and financial expertise will allow me to dedicate more time and focus on growing the business, expanding our technology and completing our strategic initiatives. These are all key steps in moving our company forward,” stated Cary J. Claiborne.

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in subsequent filings with the Securities and Exchange Commission.